Exhibit 4.84

NOTE: This form contract is a suggested guide only and use of this form or any variation thereof shall be at the sole discretion and risk of the use parties. Users of the form contract or any portion or variation thereof are encouraged to seek the advice of counsel lo ensure that their contract reflects the complete agreement of the parties and applicable law. The International Association of Drilling Contractors disclaims any liability whatsoever for loss or damages which may result from use of the form contract or portions or variations thereof. Computer generated form, reproduced under license from IADC.

Revised
April 2003

INTERNATIONAL ASSOCIATION OF
DRILLING CONTRACTORS DRILLING BID PROPOSAL

AND

DAYWORK DRILLING CONTRACT - U.S.

THIS CONTRACT CONTAINS PROVISIONS RELATING TO INDEMNITY,
RELEASE OF LIABILITY, AND ALLOCATION OF RISK –
SEE PARAGRAPHS 4.9, 6.3(c), 10, 12, AND 14

This Contract is made and entered into on the date hereinafter set forth by and between the parties herein designated as 'Operator' and “Contractor.

OPERATOR:	NGP Blue Mountain 1, LLC
Address:	409 Granville St.Suite 900
Vancouver, BC V6C 1T2
CONTRACTOR:	ThermaSource Inc
Address:	3883 Airway Dr, Suite 340
Santa Rosa, CA 95403

IN CONSIDERATION of the mutual promises, conditions end agreements herein contained and the specifications and special provisions set forth in Exhibit “A” and Exhibit “B” attached hereto and made a part hereof (the “Contract”), Operator engages Contractor as an independent contractor to drill the hereinafter designated well or wells in search of oil, gas or geothermal resource on a Daywork Basis.

For purposes hereof, the term “Daywork” or “Daywork Basis” means Contractor shall furnish equipment, labor, and perform services as herein provided, for a specified sum per day under the direction, supervision sod control of Operator (inclusive of any employee, agent, consultant or subcontractor engaged by Operator to direct drilling operations). When operating and a Daywork Basis, Contractor shall be fully paid at the applicable rates of payment and assumes only the obligations and liabilities stated herein. Except for such obligations and liabilities specifically assumed by Contractor, Operator shall be solely responsible and assumes liability for all consequences of operations by both parties while on a Daywork Basis, including results and all other risks or liabilities Incurred In or incident to such operations,

LOCATION OF WELL:

Well Name
and Numbered	25-14, 44-14, 42-14 and any additional wells as directed by Operator.

Parish/
Country: Humboldt State: Nevada Field Name: Blue Mountain

Well location land description: Township 34E, M.D. B&M. 23 miles West of Winnemucca, NV.

1.1 Additional Well Locations or Areas:                                    As directed by Operator

Locations described above are for well and Contract identification only and Contractor assumes no liability whatsoever for a proper survey or location stake on Operator's tease.

2. COMMENCEMENT DATE: Contractor agrees to use reasonable efforts to commence operations for the dolling of the well by the 1 day of December,2007 ,

Or

3. DEPTH:

3.1 Well Depth: The well(s) shall be drilled to a depth of approximately 4,000 feet, or to the N/A formation, whichever is deeper, but the Contractor shall not be required hereunder to drill said well(s) below a maximum depth of 6,000 feel, unless Contractor and Operator mutually agree to drill to a greater depth.

4. DAYWORK RATES:

Contractor shall be paid at the following rates for the work performed hereunder.

     4.1 Mobilization: Operator shall pay Contractor the lesser of a mobilization fee of $ 120,000 or a mobilization day rate of 113,000 per day. The total mobilization cast shall include: The flat fee plus the rig mobilization day rate for the actual days the move requires. The mobilization fee represents the estimated cost of trucks and cranes needed to move the rig. The rig rate represents the charge for the rig and 2 crews worth of labor to transport the rig from Fort Bidwell, CA to Blue Mountain. The Contractor will send third party invoices to the Operator for the actual cost of trucks and cranes to the Operator. The fee will be applied to this balance.

4.2 Demobilization: Operator shall pay Contractor the lesser of a demobilization fee of $190,000 or a demobilization day rate during tear dawn of $ 18,000 per day, prodded however that no demobilization fee shrill be payable if the Contract is terminated due to the total loss or destruction at the rig. The total demobilization fee shall include: The actual costs of trucks, crane and crews from the time when the rig is released to the time when the rig is stacked at a location agreed to by Contractor. The Contractor will send third party invoices to the Operator for the actual cost of trucks and cranes and will apply the demobilization fee to this balance, 4.3 Moving Rate: During the time the rig is in transit to or from a drill site, or between drill sites, commencing on Release of rig, Operator shall pay Contractor a sum off 18,000 per twenty four (24) hour clay, to a maximum of 5 days per move from site to site.

4.4 Operating Day Rate: For work performed per twenty-four (24) hour day with A minimum of a 5 man crew the operating day rate shall be:

Depth Intervals			Without Drill Pipe			With Drill Pipe for Drilling with Air
						or Aerated Fluids
From	To		$20,500	Per day		$20,500	Per day
0	6,000	$		Per day	$		Per day
		$		Per day	$		Per day

Depth Intervals Using Operator's drill pipe $ 20,500 per day.

The rate will begin when the drilling unit is rigged up al the drilling location, or positioned over the location during marine work, and ready to commence operations; and wig cease when the rig is ready to be moved off the location.

	(U.S. Daywork Contract-page 1)	Form provided by
TSL Rig 101	Copyright 2003 international Association of Drilling	Forms On-A-Disk
Blue	Contractors	(214) 340 9429
Mountain		FormsOnADisk.com

     Revised April, 2003

If under the above column “With Drill Pipe” no rates are specified, the rate per twenty-four hour day when drill pipe is in use shall be the applicable rate specified in the column “Without Drill Pipe” plus compensation for any drill pipe actually used at the rates specified below, computed on the basis of the maximum drill pipe in use at any time during each twenty-four hour day.

DRILL PIPE RATE PER 24-HOUR DAY

	Straight Hole	Size		Grade	Directional or	Size	Grade
Uncontrollable Deviated
Hole
$	Per ft		$		Per ft
$	Per ft		$		Per ft
$	Per ft		$		Per ft

Directional or uncontrolled deviated hole will be deemed to exist when deviation exceeds _____ degrees or when the change of angle exceeds______ degrees per one hundred feet.

     Drill pipe shall be considered in use out only when in actual use but also while it is being picked up or laid down. When drill pipe is standing in the derrick, it shall not be considered in use, provided, however, that if Contractor furnishes. special strings of drill pipe, drill collars, and handling tools as provided for in Exhibit “A”, the saran shall be considered in use at all times when on fixation or until released by Operator. In no event shell fractions of an hour be considered in computing the amount of time drill pipe is in use but such time shall be computed to the nearest hour, with thirty minutes or more being considered a full hour and less than thirty minutes not to be counted.

     4.5 Repair Time: In the event it is necessary to shut down Contractor's rig for repairs, excluding routine rig servicing, Contractor shall be allowed compensation at the applicable rate for such shut down time up to a maximum of Four (4)hours for anyone rig repaid* but not to exceed 24 hours of such compensation for any calendar month. Thereafter, Contractor shall be compensated at a rate of $ Zero (0) per twenty-four (24) hour day. Routine rig servicing shall include, but not be limited to, cutting and slipping drilling line, changing pump or swivel expendables, testing ROP equipment, lubricating rig, and

     4.6 Standby Time Rate: $16.000 per twenty-four(24) day. Standby time shall be defined to include time when the rig is shut down although in readiness to begin or resume operations but Contractor is waiting on orders of Operator or on materials, services or other items to be furnished by Operator.

     4.7 Drilling Fluid Rates: When drilling fluids of a type and characteristic that increases Contractor's cost of performance hereunder, including, but not limited to, oil-based mud or potassium chloride, are in use, Operator shall pay Contractor in addition to the operating rate specified above:

(a) $75 per man per day for Contractor's rig-site personnel.
(b) $1000 per day additional operating rate; and
(c) Cost of all labor, material and services plus 24 hours operating rate to clean rig and related equipment.

     4.8 Force Majeure Rate: $ 11,000 per twenty-four (24) hour clay for any continuous period the normal operations are suspended or cannot be carried on due to conditions of Force Majeure as defined in Paragraph 17 hereof. It is, however, understood that subject to Subparagraph 6.3 below, Operator can release the rig in accordance With Operator's right to direct stoppage of the work, effective when conditions will permit the rig to he moved from the location.

     4.9 Reimbursable Costs: Operator shall reimburse Contractor for the costs of material, equipment, work or services which are to be furnished by Operator as provided for herein but which for convenience are actually furnished by Contractor at Operators request, plus 5 percent for such cost of handling. When, at Operator's request and with Contractor's agreement, the Contractor furnishes or subcontracts for certain items or services which Operator is required herein to provide, far purposes of the indemnity and release provisions of this Contract, said Items or services shall be deemed to he Operator furnished items or services. Any subcontractors so hired shall be deemed to be Operator's contractor, and Operator shall not be relieved of any its liabilities in connection therewith.

     4.10 Revision in Rates: The rates and/or payments herein set forth due to Contractor from Operator shall be revised to rafted the change in costs if the costs of any of the items hereinafter listed shall vary by more than 10 percent from the costs thereof on the date of this Contract or by the same percent alter the date of any revision pursuant to this Subparagraph:

(a)	Labor costs, including all benefits, of Contractor's personnel;

(b)	Contractors coal of insurance premiums;

(c)	Contractor's cast of fuel, including all taxes and fees; the cost per gallon/MCF being $NIA

(d)	Contractor's cast of catering, when applicable;

(e)	If Operator requires Contractor to increase or decrease the number of Contractor's personnel;

(f)	Contractor's cost of spare parts and supplies with the understanding that such spare parts and supplies constitute 15 percent of the operating rate and that the parties shall use the U.S, Bureau of Labor Statistics Oil Field and Gas Field Drilling Machinery Producer Price index (Series ID WPU119102) to determine to what extent a price variance has occurred in said spare parts and supplies;

(g)	If there is any change in legislation or regulations in the wee in which Contractor is working or other unforeseen, unusual event that alters Contractors financial burden.

TIME OF PAYMENT

     Payment is due by Operator to Contractor as follows:

     5.1 Payment for mobilization, drilling and other work performed at applicable rates, and all other applicable charges shall be due, upon presentation of invoice therefore, upon completion of mobilization, demobilization, rig release or at the end of each 15 day period in which such work was performed or other charges are incurred, whichever shall first occur. All invoices may be mailed to Operator at the address hereinabove shown, unless Operator does hereby designate that such invoices shall be mailed as follows: Every 15 days . An advanced payment of $600,000 shall be made Immediately upon execution of this Contract.

     5.2 Disputed Invoices and Late Payment: Operator shall pay all invoices within 30 days after receipt by Operator of the original invoice (with all supporting documents) except that if Operator disputes an invoice or any part thereof, Operator shall, within fifteen days after receipt of the invoice, notify Contractor of the item disputed, specifying the reason therefore, and payment of the disputed fern may be withheld until settlement of the dispute, but timely payment shall be made of any undisputed portion. My sums (including amounts ultimately paid with respect to a disputed invoice) not paid within the above specified days shall hem interest at the rate of 6 percent per annum from the due date until paid. If Operator does not pay undisputed items within the above stated time, Contractor may suspend operations or terminate this Contract as specified under Subparagraph 6.3.

6. TERM:

     6.1 Duration of Contract: This Contract shall remain in full force and effect until drilling operations are completed on the well or wells specified in Paragraph 1 above commencing on the date specified in Paragraph 2 above or completion of drilling program.

6.2 Extension of Term; Operator may extend the term of this Contract for N/A well(s) for a period of 365 days by giving notice to Contractor at least 10 days prior to completion of the well then being drilled and with Contractor approval. The operator will have first right of refusal for the rig within the 10 day time limit.

	(U.S. Daywork Contract-page 2)	Form provided by
TSL Rig 101	Copyright 2003 international Association of Drilling	Forms On-A-Disk
Blue	Contractors	(214) 340 9429
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     6.3 Early Termination:

     (a) By Either Party: Upon giving of written notice, either party may terminate this Contract when total loss or destruction of the rig, or a major breakdown with indefinite repair time necessitate stopping operations hereunder.

     (b) By Operator: Notwithstanding the provisions of Paragraph 3 with respect to the depth to be drilled, Operator shall have the right to direct the stoppage of the work to be performed by Contractor hereunder at any time prior to reaching the specified depth, and even though Contractor has made no default hereunder. In such event, Operator shall reimburse Contractor as net forth in Subparagraph 8.4 hereof.

     (c) By Contractor: Notwithstanding the provisions of Paragraph 3 with respect to the depth to be drilled, in the event Operator shelf become insolvent, or be adjudicated a bankrupt, or file, by way of petition or answer, a debtor's petition or other pleading seeking adjustment of Operators debts, under any bankruptcy or debtor's relief laws now or hereafter prevailing, or if any such be fled against Operator, or in case a receiver be appointed of Operator or Operators properly, or any part thereof, or Operator's affairs be placed in the hands of a Creditors Committee, or, following three business days prior written notice to Operator if Operator does not pay Contractor within the time specified in Subparagraph 5.2 all undisputed items due and owing, Contractor may, at its option, (1) elect to terminate further performance of any work under this Contract and Contractor's right to compensation shall be as set forth in Subparagraph 8.4 hereof, or (2) suspend operations until payment is made by Operator in which event the standby time rate contained in Subparagraph 4.0 shall apply until payment is made by Operator and operations are resumed. In addition to Contractor's rights to suspend operations or terminate performance under this Paragraph, Operator hereby expressly agrees to protect, defend and Indemnity Contractor from and against any claims, demands and causes of action, Including after costs of defense, in favor of Operator, Operator's co-venturers, co-lessees and joint owners, or any other parties arising out of any drifting commitments or obligations contained in any lease, farmout agreement or other agreement, which may be affected by such suspension of operations or termination of performance hereunder,

     6.4 Early Termination Compensation:

     (a) Prior to Commencement: to the event Operator terminates this Contract prior to commencement of operations hereunder, Operator shall pay Contractor as liquidated damages and not as a penalty a sum equal to the standby time rate (Subparagraph 4.6) for a period of 10 days or a lump sum of $160.000.

     (b) Prior to Spudding: If such termination occurs after commencement of operations but prior to the spudding of the well, Operator shall pay to Contractor the sum of the fallowing: (1) all expenses reasonably and necessarily incurred and to be incurred by Contractor by reason of the Contract and by reason of the premature termination of the work, including the expense of drilling or other crew members and supervision directly assigned to the rig; (2) ten percent (10%) of the amount of such reimbursable expenses; and (3) a sum calculated at the standby time rate for all time from the data upon which

Contractor commences any operations hereunder down to such data subsequent to the data of termination as will afford Contractor reasonable time to dismantle its rig and equipment provided, however, if this Contract is for a term of more than one well or for a period of time, Operator shall pay contractor, in addition to the above, the Force Majeure Rate, less any unnecessary labor, from that date subsequent to termination upon which Contractor completes dismantling its rig and equipment until the end of the term or for 20 days, whichever is less.

     (c) Subsequent to spudding: If such termination occurs after the spudding of the well, Operator shall pay Contractor (1) the amount for all applicable rates and all other charges and reimbursements due to Contractor, but in no event shall such sum, exclusive of reimbursements due, be less than would have been earned for 15 days at the applicable rate “Without Drill Pipe” and the actual annual due for drill pipe used in accordance with the above roles; or (2) at the election of Contractor and in lieu of the foregoing, Operator shall pay Contractor for all expenses reasonably and necessarily incurred and to be Married by reason of this Contract and by mason of such premature termination plus a lump sum of $240 000 after drilling In 3000 feet or encountering a suitable production zone there will be no penalty for early termination.

7. CASING PROGRAM

     Operator shall have the right to designate the points at which casing will be set and the manner of setting, cementing and testing. Operator may modify the casing program, however, any such modification which materially Increases Contractors hazards or costs can only be made by mutual consent of Operator and Contractor and upon agreement as to the additional compensation to be paid Contractor as a result thereof.

8. DRILLING METHODS AND PRACTICES:

     8.1 Contractor shall maintain well control equipment in good condition at all times and shall use all reasonable means In prevent and control fires and blowouts and to protect the hole.

     8.2 Subject to the terms hereof, and at Operator's cost, at all times during the drilling of the well, Operator shall have the right to control the mud program, and the drilling fluid must be of a type and have characteristics and be maintained by Contractor in accordance with the specifications shown in Exhibit “A”.

     8.3 Each party hereto agrees to comply with all laws, ruins, and regulations of any federal, state or local governmental authority which are now or may become applicable to that party's operations covered by or arising out of the performance of this Contract. When required by law, the terms of Exhibit “13” shall apply to this Contract. In the event any provision of this Contract is inconsistent with of contrary to any applicable federal, slate or local law, role or regulation, said provision shall be deemed to be modified to the extent required to comply with said law, rule or regulation, and as so modified said provision and this Contract shall continue in full force and ailed.

     8.4 Contractor shall keep and furnish to Operator art accurate record of the work performed and formations drilled on the IAOC-API Daily Drilling Report Form mother form acceptable to Operator A legible copy of said form shall be furnished by Contractor to

Operator.

     8.5 If requested by Operator, Contractor shall furnish Operator with a copy of delivery tickets covering any material or supplies provided by Operator and received by Contractor.

9. INGRESS, EGRESS, AND LOCATION:

     Operator hereby assigns to Contractor all necessary rights of ingress and egress with respect to the tract on which the well is to be located for the performance by Contractor of all work contemplated by this Contract Should Contractor be denied free access to the location for any reason not reasonably within Contractor's control, any time lost by Contractor as a result of such denial shall be paid for at the standby time rate. Operator agrees at all times to maintain the road and location in such a condition that will allow free access and movement to and from the drilling site in an ordinarily equipped highway type vehicle, If Contractor is required to use bulldozers, tractors, four-wheel drive vehicles, or any other specialized transportation equipment for the movement of necessary personnel, machinery, or equipment over access roads or on the drilling location, Operator shall furnish the same at its expense and without cost to Contractor. The actual cost of repairs to any transportation equipment furnished by Contractor or its personnel damaged as a result of improperly maintained access roads or location will be charged to Operator. Operator shall reimburse Contractor for all amounts reasonably expended by Contractor for repairs and/or reinforcement of roads, bridges and related or similar facilities (public and private) required as a direct result of a rig move pursuant to performance hereunder. Operator shall be responsible for any costs associated with leveling the rig because of location settling,

	(U.S. Daywork Contract-page 3)	Form provided by
TSL Rig 101	Copyright 2003 international Association of Drilling	Forms On-A-Disk
Blue	Contractors	(214) 340 9429
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Revised April, 2003

10. SOUND LOCATION:

     Operator shall prepare a sound location adequate in size and capable of properly supporting the drilling rig, and shall be responsible for a casing and-cementing program adequate to prevent nail and subsoil wash out. It is recognized that Operator has superior knowledge of the location and access routes to the location, and must advise Contractor of any subsurface conditions, or obstructions (Including, but not limited to, mines, caverns, sink holes, streams, pipelines, power lines and communication lines) which Contractor might encounter while en route to the location or during operations hereunder, In the event subsurface conditions cause a cratering or shifting of the location surface, or if seabed conditions prove unsatisfactory to properly support the rig during marine operations hereunder, and loss or damage to the rig or its associated equipment results therefrom, Operator shall, without regard to other provisions of ties Contract, Including Subparagraph 14.1 hereof, reimburse Contractor for all such loss or damage including removal of debris and payment of Force Majeure Rule during repair and/or demobilization if applicable.

11. EQUIPMENT CAPACITY

     Operations shall not be attempted under any conditions which exceed the capacity of the equipment specified to be used hereunder or where canal or water depths are in excess of NIA feel. Without prejudice to the provisions of Paragraph 14 hereunder, Contractor shall time the right to make the final decision as to when art operation or attempted operation would exceed the capacity of specified equipment

12. TERMINATION OF LOCATION LIABILITY:

     When Contractor has concluded operations at the well location, Operator shall thereafter be liable for damage to property, personal injury or death of any person which occurs as a result of conditions of the location and Contractor shall be relieved of such liability; provided, however, if Contractor shall subsequently reenter upon the location for any reason, Including removal of the rig, any term of the Contract relating to such reentry activity shall become applicable during such period.

13. INSURANCE

     During the life of this Contract, Contractor shall at Contractor’s expense maintain, with an insurance company or companies authorized to day business in the state where the work is to be performed or through a self-insurance program, insurance coverages of the kind and in the amount set forth In Exhibit “A”, insuring the liabilities specifically assumed by Contractor in Paragraph 14 of this Contract. Contractor shall procure from the company or companies wilting said insurance a certificate or certificates that said insurance is in full force and effect end that the same shall not be canceled or materially changed without ten (10) days prior written notice to Operator: For liabilities assumed hereunder by Contractor, its insurance shall be endorsed to provide that the underwriters waive their right of subrogation against Operator. Operator will, as well, cause its insurer to waive subrogation against Contractor for liability it assumes and shall maintain, at Operator's expense, or shall self insure, insurance coverage as set forth in Exhibit 'A' of the same kind and in the same amount as is required of Contractor, insuring the liabilities specifically assumed by Operator in Paragraph 14 of this Contract. Operator shall procure from the company or companies wiling said Insurance a certificate or certificates that said Insurance is in full force and effect and that the some shall not be canceled or materially changed without ten (10) days prior written notice to Contractor. Operator and Contractor shall cause then-respective underwriters to name the other additionally insured but only to the extend of the indemnification obligations assumed herein.

14. RESPONSIBILITY FOR LOSS OR DAMAGE, INDEMNITY, RELEASE OF LIABILITY AND ALLOCATION OF RISK:

     14.1 Contractors Surface Equipment Contractor shall assume liability at all times for damage to or destruction of Contractor's surface equipment, regardless of when or how such damage or destruction occurs, and Contractor shall release Operator of any liability for any such loss, except loss or damage under the provisions of Paragraph 10 or Subparagraph 14.3 14.2 Contractor's In-Hole Equipment: Operator shall assume liability, at all times for damage or destruction of Contractor's in-hole equipment Including, but not limited to, drill pipe, drill collars, and tool joints, and Operator shall reimburse Contractor for the value of any such less or damage; the value to be determined by agreement between Contractor and Operator as current repair costs or 100 percent of current new replacement east of such equipment delivered to the well site.

     14.3 Contractor's Equipment - Environmental Loss or Damage; Notwithstanding the provisions of Subparagraph 14.1 above, Operator shall assume liability at all times for damage to or destruction of Contractor's equipment resulting from the presence of H2S, CO2, or other corrosive elements that enter the drilling fluids from subsurface formations or the use of corrosive, destructive or abrasive additives in the drilling fluids.

     14.4 Operator's Equipment, Operator shall assume debility at all times for damage to or destruction of Operator's or Its co-venturers; co-lessees' or joint owners' equipment, including, but not limited to, casing, tubing, well head equipment, and platform if applicable, regardless of when or how such damage or destruction occurs, and Operator shall release Contractor of any liability for any such loss or damage.

     14.5 Underground Damage; Operator shall release Contractor and its suppliers, contractors and subcontractors of any tier of any liability for, and shall protect defend and indemnify Contractor and its suppliers, contractors and subcontractors- of any tier from and against any and all claims, liability, and expense resulting from operations under this Contract on account of Injury to, destruction of or loss or impairment of any property right in or to oil, gas, or other mineral substance or water, if at the time of the act or omission causing such injury, destruction, loss, or Impairment sold substance had not been reduced to physical possession above the surface of the earth and for any loss or damage to any formation, strata, or reservoir beneath the surface of the earth.

     14.6 Inspection of Materials Furnished by Operator; Contractor agrees to visually inspect all materials furnished by Operator before using same and to notify Operator of any apparent defects therein. Contractor shell not be liable far any loss or damage resulting from the use of materials furnished by Operator, and Operator shall release Contractor from , and shall protect, defend and Indemnify Contractor from and against, any such liability.

     14.7 Contractor's Indemnification of Operator: Contractor shaft release Operator of any liability for, and shall protect, defend and indemnify Operator from and against all claims, demands, and causes of action of every kind and character, without limit and without regard to the cause or ceases thereof or the negligence of any party or parties, arising in connection herewith in favor of Contractor's employees or Contractor's subcontractors of any tier (inclusive of any agent or consultant engaged by Contractor) or their employees, or Contractor's invitees, on account of bodily injury, death or damage to property. Contractors Indemnity under this Paragraph shall be without regard to and without any right to contribution from any insurance maintained by Operator pursuant to Paragraph 13. If it is judicially determined that the monetary limits of insurance required hereunder or Of the indemnities voluntarily assumed under Subparagraph 14.8 (Which Contractor and Operator hereby agree will be supported either by available liability insurance, under which the insurer has no right of subrogation against the indemnifies, or voluntarily self-insured, in part or whole) exceed the maximum limits permitted under applicable law, it is agreed that said insurance requirements or indemnities shall automatically be amended to conform too the maximum monetary limits permitted under such law.

     14.8 Operator's Indemnification of Contractor Operator shall release Contractor of any liability for, and shell protect. defend and indemnify Contractor from and against all claims, demands, and causes of action of every kind and character, without limit and without regard to the cause or causes thereof or the negligence of any party or parties, arising In connection herewith In favor of Operator's employees or Operator's contractors of any tier (inclusive of any agent, consultant or subcontractor engaged by Operator) or then-employees, or Operator's invitees, other than those parties identified in Subparagraph 14.8 on account of bodily injury, death or

	(U.S. Daywork Contract-page 4)	Form provided by
TSL Rig 101	Copyright 2003 international Association of Drilling	Forms On-A-Disk
Blue	Contractors	(214) 340 9429
Mountain		FormsOnADisk.com

     Revised April, 2003

damage to property. Operator's indemnify under Paragraph shall be without regard to and without any right to contribution horn any insurance maintained by Contractor pursuant to Paragraph 13. If it is judicially determined that the monetary limits of insurance required hereunder or of indemnities voluntarily assumed under Subparagraph 14.8 (which Contractor and Operator hereby agree will be supported either by available liability Insurance, under which the insurer has no right of subrogation against the indemnities, or voluntarily self-Insured, In part or whole) exceed the maximum limits permitted under applicable law, it is agreed that said Insurance requirements or indemnities shall automatically be amended to conform to the maximum monetary limits permitted under such law.

     14.9 Liability for Wild Well: Operator shall be liable for the cost of regaining control of any wild well, as well as for cost of removal oleo debris and cost of property remediation and restoration, and Operator shall release, protect defend and indemnify Contractor and Its suppliers, contractors and subcontractors of any tier from and against any liability for such cost 14.10 Pollution or Contamination: Notwithstanding anything to the contrary contained herein, except the provisions of Paragraphs 10 and 12, it is understood and agreed by and between Contractor and Operator that the responsibility for pollution or contamination shall be as follows:

     (a) Contractor shall assume at responsibility for, including control and removal of, and shall protect defend and indemnify Operator from and against all claims, demands and causes of action of every kind and character arising from pollution or contamination, which originates above the surface of the land or water from spills of fuels, lubricants, motor oils, pipe dope, paints, solvents, ballast, bilge and garbage, except unavoidable pollution from reserve pits, wholly in Contractor's possession and control and directly associated with Contractor's equipment and facilities.

     (b) Operator shall assume oil responsibility for, including control and removal of, and shall protect defend and indemnify Contractor and its suppliers, contractors and subcontractors of any tier from and against all claims, demands, and causes of action of every kind and character arising directly or Indirectly from all other pollution or contamination which may occur during the conduct of operations hereunder, including but not Limited to, that which may result from fire, blowout cratering, seepage or any other uncontrolled flow of oil, gas, water or other substance, as well as the use or disposition of all drilling fluids, including, but not limited to, oil emulsion, oil base or chemically treated drilling fluids, contaminated cuttings or cavings, lost circulation end fish recovery materials and fluids. Operator shall release Contractor and its suppliers, contractors and subcontractors of any tier of any liability for the foregoing (c) In the event a third party commits an act or omission which results In pollution or contamination for which either Contractor or Operator, for whom such party is performing work, is held to be legally liable, the responsibility therefore shall be considered, as between Contractor and Operator, to he the same as if the party for whom the work was performed had performed the same and all of the obligations respecting protection, defense, indemnity and limitation of responsibility and liability, as see forth in (a) and (b) above, shall be specifically applied.

     14.11 Consequential Damages: Subject to and without affecting the provisions of this Contract regarding the payment rights and obligations of the parties or the risk of loss, release and indemnity rights and obligations of the parties, each party shall at all times be responsible for and hold harmless and indemnify the other party from and against its own special, indirect or consequential damages, and the parties agree that special indirect or consequential damages shall be deemed to Include, without limitation, the following: loss of profit or revenue; costs and expenses resulting from business interruptions; loss of or delay in production; loss of or damage to the leasehold; loss of or delay in drilling or operating rights; cost of or loss of use of property, equipment materials end services, including without limitation those provided by contractors or subcontractors of every tier or by third parties. Operator shall at all times be responsible for and hold harmless and indemnify Contractor and its suppliers, contractors and subcontractors of any tier from and against all claims, demands and causes of action of every kind and character In connection with such special, indirect or consequential damages suffered by Operator's co-owners, co-venturers, co-lessees, farmors, farmees, partners and joint owners

     14.14 indemnity Obligation: Except as otherwise expressly limited in this Contract, it is the intent of parties hereto that all releases, indemnity obligations and/or liabilities assumed by such parties under terms of this Contract Including, without limitation, Subparagraphs 4.9 and 6.3(c), Paragraphs 10 and 12, end Subparagraphs 14.1 through 14,11 hereof, be without limit and without regard to the cause or causes thereat, including, but not limited to, pre-existing conditions, defect or ruin of premises or equipment, strict liability, regulatory or statutory liability, products liability, breach of representation of warranty (express or implied), breach of duty (whether statutory, contractual or otherwise) any theory of fort breach of contract fault the negligence of any degree or character (regardless of whether such negligence is sole, joint or concurrent active, passive or gross) of any parties, including the party seeking the benefit of the release, indemnity or assumption of liability, or any other theory of legal liability. The Indemnities, and releases and assumptions of liability extended by the parries hereto under the provisions of Subparagraphs 4.9 and 6.3 and Paragraphs 10, 12 and 14 shall inure to the benefit of such parties, their co-venturers, co-lessees, joint owners, their parent holding and affiliated companies and the officers, directors, stockholders, partners, managers, representatives, employees, consultants, agents, servants and insurers of each. Except as otherwise provided herein, such indemnification and assumptions of liability shall not be deemed to create any rights to indemnification in any person or entity not a party to this Contract, either as a third party beneficiary or by reason of any agreement of indemnity between one of the parties hereto and another person or entity not a party to this Contract

15. AUDIT

     If any payment provided for hereunder is made an the basis of Contractor's costs, Operator shall have the right to audit Contractor's books and records relating to such costs, Contractor agrees to maintain such books and records for a period of two (2) years from the date such casts were incurred and to make such books and records readily available to Operator at any reasonable limo or times militia the period.

16. NO WAIVER EXCEPT IN WRITING

     It is fully understood and agreed that none of the requirements at this Contract shall be considered as waived by either party unless the same is done in minting, and then only by the persons executing this Contract or other duly authorized agent or representative of the party.

17. FORCE MAJEURE

     Except as provided in this Paragraph 17 and without prejudice to the risk of loss, release and indemnity obligations under this Contract, each party to this Contract shall be excused from complying with the terms of this Contract, except for the payment of monies when due, if and for so long as such compliance is hindered or prevented by a Force Majeure Event. As used in this Contract, “Force Majeure Event” includes: acts at God, action of the elements, sears (declared or undeclared), insurrection, revolution, rebellions or civil strife, piracy, civil war or hostile action, terrorist ads, riots, strikes, acts of pubic enemies, federal or slate laws, rules, regulations dispositions or orders of any governmental authorities having jurisdiction in the premises or of any other group, organization or informal association (whether or not formally recognized as a government), inability to procure material, equipment, fuel or necessary labor in the open market, acute and unusual labor or material, equipment or fuel shortages, or any other causes (except financial) beyond the control of either party. Neither Operator nor Contractor shall be required against its will to adjust any labor or similar disputes except in accordance with applicable law. In the event that either party hereto is rendered unable, wholly or in part, by any of these causes to carry out its obligation under this Contract, it is agreed that such party shall give notice and details of Force Majeure in writing to the other party as promptly as possible after its occurrence. in such cases, the obligations of the party giving the notice shall be suspended during the continuance of any inability so caused except that Operator shall be obligated to pay to Contractor the Force Majeure Rate provided for in Subparagraph 4.8 above.

18. GOVERNING LAW:

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This Contract shall be construed, governed, interpreted, enforced and litigated, and the relations between the parties determined in accordance with the lows of The State of Nevada

19. INFORMATION CONFIDENTIAL:

     Upon written request by Operator, Information obtained by Contractor in the conduct of drilling operations on this well, including, but not limited to, depth, formations penetrated, the results of coring, testing and surveying, shall be considered confidential and shall not be divulged by Contractor or its employees, to any person, firm, or corporation gluten Operator's designated representatives.

20. SUBCONTRACTS:

     Either party may employ other contractors to perform any of the operations or services to be provided or perfumed by it according to Exhibit “A”.

21. See Part 7 — Other Provisions

22. CLAIMS AND LIENS:

     Contractor agrees to pay all valid claims for labor, material, services, end supplies to be furnished by Contractor hereunder, and agrees to allow no Lien by such third parties to be fixed upon the lease, the well, or other property of the Operator or the land upon which said well is located.

23. ASIGNMENT:

     Neither party may assign this Contract to a third party other than an equity investor or lender without the prior written consent of the other, and prompt notice of any such intent to assign shall be given to the other party. In the event of such assignment the assigning party shall remain liable to the other party as a guarantor of the performance by the assignee of the terms of this Contract. Irony assignment is made that materially alters Contractors financial burden, Contractor's compensation shall be adjusted to give &folio any increase or decrease in Contractor's operating costs,

24. NOTICES AND PLACE OF PAYMENT:

     Notices, reports, and ether communications required or permitted by this Contract to be given or sent by one party to the other shall be delivered by hand, malted, digitally transmitted or telecopied to the address hereinabove shown. All sums payable hereunder to Contractor shall be payable al its address hereinabove shown unless otherwise specified herein.

25. CONTINUING OBLIGATIONS:

     Notwithstanding the termination of this Contract, the parties shall continue to be bound by the previsions of this Contract that reasonably require some action or forbearance after such termination.

26. ENTIRE AGREEMENT:

     This Contract constitutes the full understanding of the parties, and a complete and exclusive statement of the terms of their agreement, and shall exclusively control and govern all work performed hereunder. All representations, offers, and undertakings of the parties made prior to the effective date hereof, whether oral or in writing, are merged herein, and no ether contracts, agreements or work orders, executed prior to the execution of this Contract, shall in any way modify, amend, alter or change any of the terns or conditions set out herein.

27. SPECIAL PROVISIONS:

27.1 Exhibit “C” – Contractor's Special Provisions Is attached hereto and made a part hereof.

27.2 For periods of delay during the rig move from Fort Bidwell CA, caused by circumstances beyond Contractor's control but under the control of the operator, including, but not limited to lack of availability of roads, location, transportation equipment or permits, Operator s all pay Contractor a delay rate of 15,000 per day. If delay occurs due to Inclement weather a Force Majeure rate of $1,000 per day of day rate will be charged for a maximum of 2 days 27.3 In addition to the terms of Sub-paragraph 5.2 the following will apply:

(a)	Upon execution of this contract an advanced payment of $600,000 shall be made by the Operator, prior to rig mobilization, to the Contractor. The actual cost of mobilization will be deducted from these funds and th5 balance will be retained by the Contractor to cover costs of Demobilization. Any positive balance at the end of demobilization will be returned to the Operator and any negative balance will be invoiced to the Operator.

(b)	If Contractor terminates, Contractor shall have the right to remove its rig, equipment, and jurisdiction from the location. Operator agrees to file all necessary documents with any state or Federal agency having jurisdiction to gain consent for Con - tractor to remove its rig and equipment from the location and, if required, plug and abandon the well in accordance with the requirements of the state or Federal agency having jurisdiction.

27.4

     (a) Operator shall provide certificates of insurance to Contractor in evidence of Operator complying with those requirements that apply to the Operator which are listed In Exhibit A , Paragraph 3 not later than 1 month prior to mobilization If certificates of insurance are not provided to Contractor by said date, Contractor may at any time thereafter terminate this contract with immediate effect and the terms of Sub-paragraph 6.4 shall apply as though such termination was at Operator’s election, If Contractor terminates in accordance with this sub-paragraph, Contractor shall have the right to remove its rig, equipment, and personnel from the location. Operator agrees to the all necessary documents with any state or Federal agency having jurisdiction to sin consent for Contractor to remove its rig and equipment from the location and if required, plug and-abandon the well in accordance with the requirements of the state or Federal agent having jurisdiction. IN addition to Contractor's rights to terminate performance under this Paragraph, Operator hereby expressly agrees to PROTECT, DEFEND, and INDEMNIFY Contractor from and against any claims, demands and causes of action, including all costs of defense, in favor of Operator, Operators co-venturers, co-lessees and joint owners, or any other parties arising out of any drilling commitments or obligations contained in any lose, farmout agreement or other agreement, which may be affected by such suspension of operations or termination of performance hereunder.

     (b) Contractor shall provide certificates of insurance to Operator in evidence of Contractor complying with the requirements listed In Exhibit “A”, Paragraph 3 not than 1 month prior to mobilization. If certificates of insurance are not provided to the Operator by said date, Contractor may at any time terminate this contract with immediate effect and the terms in accordance with this Sub-paragraph, the Contractor shall have the right to remove its rig, equipment, and ,personnel from the location. Operator agrees to file all,necessary documents with any state or Federal agency having funs diction to gain consent for Contractor to remove its rig anti equipment from the location and, if required, plug and abandon the well in accordance with the requirements of the slate or Federal agency having jurisdiction. IN addition to the Operator's rights to terminate performance under this Paragraph, Contractor hereby expressly agrees to PROTECT, DEFEND and INDEMNIFY Operator from and against any claims, demands and causes of action, including all costs of defense, in favor of Contractor, Contractor's co-ventures, co-lessees and joint owners, or any other parties arising out of any drilling commitments or obligations contained in any lease, farmout agreement or other agreement, which may be affected by such suspension of operations or termination of performance hereunder.

27.5 Exhibit “D” – Operator's Special Provisions is attached hereto and made a part hereof.

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Revised April, 2003

28. ACCEPTANCE OF CONTRACT:

The foregoing Contract, including the provisions relating to indemnity, release of liability and allocation of risk of Subparagraphs 4.9 and 6.3(c) Paragraphs 10 and 12, and Subparagraphs 14.1 through 14.12, is acknowledged, agreed to and accepted by Operator this 29 day of Nov, 2007

OPERATOR: /s/ Brian Fairbank
By:	Brian Fairbank
Title:	President

The foregoing Contract, including the provisions relating to indemnify, release of liability and allocation of risk of Subparagraphs 4.9, 6.3(c), Paragraphs 10 and 12, and Subparagraphs 14.1 through 1412, Is acknowledged, agreed to and accepted by Contractor this 30 day of Nov, 2007 which is the effective date of this Contract, subject to rig availability, and subject to all of its tenors and provisions, with the understanding that It will not be binding upon Operator until Operator has noted its acceptance, and with the further understanding that unless said Contract is thus executed by Operator within 15 days of the above date Contractor shall be in no manner bound by its signature thereto.

OPERATOR: /s/ Louis Capuano
By:	Louis Capuano
Title:	CEO

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EXHIBIT “A”

To Daywork Contract dated November 15 , 2007

Operator NGP Blue Mountain 1. LLC Contractor ThermaSource, Inc
Well Name and Number As directed by Operator

SPECIFICATIONS AND SPECIAL PROVISIONS

1. CASING PROGRAM (See Paragraph

	Hole		Casing		Weight		Grade	Approximate	Wait on Cement
	Size		Size					Setting Depth	Time
Conductor	As Directed	in.	By Operator	in.		lbs/ft.		ft.	hrs

Surface		in.		in.		lbs/ft.		ft.	hrs
Protection		in.		in.		lbs/ft.		ft.	hrs
		in.		in.		lbs/ft.		ft.	hrs
Production		in.		in.		lbs/ft.		ft.	hrs
Liner		in.		in.		lbs/ft.		ft.	hrs
		in.		in.		lbs/ft.		ft.	hrs

2. MUD CONTROL PROGRAM (See Subparagraph 8.2)

Depth Interval			Weight	Viscosity	Water Loss
(ft)			(lbs./gal.)	(Secs)	(cc)
From	To	Type Mud

Other mud specifications: Operator reserves the right to use Calcium Carbonate at no additional charge by Contractor.

3. INSURANCE (See Paragraph 13)

3.1	Adequate Workers' Compensation Insurance complying with State Laws applicable or Employers' Liability Insurance with limits of $1,000,000 covering all of Contractor's employees working under this Contract.

3.2	Commercial (or Comprehensive) General Liability Insurance, including contractual obligations as respects this Contract and proper coverage for all other obligations assumed in this Contract. The limit shall be $2,000,000 combined single limit per occurrence for Bodily Injury and Properly Damage.

3.3	Automobile Public Liability Insurance with limits of $ 1,000,000 for the death or injury of each person and $1,000,000for each accident; and Automobile, Public Liability Properly Damage Insurance with units 015 1,000,000for each accident.

3.4	In the event operations are over water, Contractor shall carry in addition to the Statutory Workers' Compensation Insurance, endorsements covering liability under the Longshoremen's & Harbor Workers' Compensation Act and Maritime liability including maintenance and cure with limits of $ N/A for each death or jokey to one person and $ N/A for any one accident.

Other insurance: General Liability Umbrella of $5,000,000 for any one occurrence. Such policy should be written on an occurrence basis and not a claims basis.

4.EQUIPMENT, MATERIALS AND SERVICES TO BE FURNISHED BY CONTRACTOR:

     The machinery, equipment, tools, materials, supplies, instruments, services and labor hereinafter listed, including any transportation required for such items, shall be provided at the well location at the expense of Contractor unless otherwise noted by this Contract.

     4.1 Drilling Rig

     Complete drilling rig, designated by Contractor as its Rig No. TSL Rig 101 the major items of equipment being:

Drawworks: Make and Model	Per rig inventory attached hereto and made a part hereof.
Engines: Make, Model, and H.P
No. on Rig
Pumps: No. 1 Make, Size, and Power
No. 2 Make, Size, and Power
Mud Mixing Pump: make, Size, and Power
Bolters: Number, Make, H.P. and W.P
Derrick or Mast: Make, Size, and Capacity
Substructure: Size and Capacity
Rotary Drive: Type
Drill Pipe: Size 4-1/2 in. 6000 ft.; Size:	in. ft
Drill Collars: Number and Size	10 x 6-112” and 8/8”

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Blowout Preventers:
Size	Series or Test Pr.	Make & Model	Number

B.O.P Closing unit
B.O.P Accumulator

4.2	Derrick limbers.

4.3	Normal strings of drill pipe and drill collars specified above.

4.4	Conventional drift indicator.

4.5	Circulating mud pits.

4.6	Necessary pipe racks and rigging up material.

4.7	Normal storage for mud and chemicals,

4.8

4.9

4.10

4.11

4.12

4.13

4.14

4.15

4.16

4.17

5. EQUIPMENT, MATERIALS AND SERVICES TO BE FURNISHED BY OPERATOR:

     The machinery, equipment, tools, materials, supplies, Instruments, services and labor hereinafter fisted, including any transportation required for such items, shall be provided at the well location at the expense of Operator unless otherwise noted by this Contract.

5.1	Furnish and maintain adequate roadway and/or canal to location, right-of-way, including rights-of-way far fuel and water tees, river crossings, highway crossings, gates end cattle guards.

5.2	Stake location, clear and grade location, and provide turnaround, including surfacing when necessary.

5.3	Test ranks with pipe and fillings.

5.4	Mud storage tanks with pipe and fittings.

5.5	Separator with pipe and fillings.

5.6	Labor and materials to connect and disconnect mud tank, test tank, and mud gas separator.

5.7	Labor to disconnect and clean test tanks and mud gas separator.

5.8	Drilling mud, chemicals, lost circulation materials and other additives,

5.9	Pipe and connections for oil circulating lines.

5.10	Labor to lay, bury and recover oil circulating lines.

5.11	Drilling bits, reamers, reamer cutters, stabilizers and special tools.

5.12	Contract fishing tool services and tool rental.

5.13	Wire line core bits or heads, core barrels and wire line core catchers if required.

5.14	Conventional core bits, core catchers and core barrels.

5.15	Diamond core barrel with head.

5.16	Cement and cementing service.

5.17	Electrical wireline legging services.

5.18	Directional, caliper, or other special services.

5.19	Gun or jet perforating services.

5.20	Explosives and shooting devices.

5.21	Formation testing, hydraulic fracturing, acidizing and other related services.

5.22	Equipment for drill stem testing.

5.23	Mud logging services.

5.24	Sidewall coring service.

5.25	Welding service for welding bottom joints of casing, guide shoe, goat shoe, float collar and in connection with installing of well head equipment if required.

5.26	Casing, tubing, liners, screen, float cellars, guide and float shoes and associated equipment.

5.27	Casing scratchers and centralizers.

5.28	Well head connections and all equipment to be installed in or on well or on the premises for use in connection with tooling, completion and operation of well.

5.29	Special or added storage for mud and chemicals.

5.30	Casinghead, API series, to conform to that shown for the blowout preventers specified in Subparagraph 4.1 above.

5.31	Blowout preventer testing packoff and testing services.

5.32	Replacement of BOP rubbers, elements and seals, if required, after initial test

5.33	Casing Thread Protectors and Casing Lubricants.

5.34	H2 S training and equipment as necessary or as required by law.

5.35	Site septic systems.

5.36	The cost of heater and fuel for winterization of the rig will be billed to the Operator directly.

5.37

5.38

5.39

5.40

5.41

5.42

5.43

5.44

5.45

5.46

5.47

5.48

5.49

5.50

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6. EQUIPMENT, MATERIALS AND SERVICES TO BE FURNISHED BY DESIGNATED PARTY: The machinery, equipment, tools, materials, supplies, instruments, services, and labor listed es the following numbered items, including any transportation required for such items unless otherwise specified, shell be provided at the well location and at the expense of the party hereto as designated by an X mark in the appropriate column.

To Be Provided By and
At The Expense Of

	Item	Operator	Contractor
6.1	Cellar and Runways	X
0.2	Ditches and sumps	X
6.3	Fuel (located at X	X
6.4	Fuel Lines (length )		X
6.5	Water at source, 50' including required permits
6.6	Water well, including required permits
6.7	Waterlines, including required permits
6.8	Water storage tanks capacity -		X
6.9	Potable Extra water
6.10	Labor to operate water well or water pump
6.11	Maintenance of water well, if required	X
6.12	Water Pump	X
6.13	Fuel far water pump	X
6.14	Mats for engines and boilers, or motors and mud		X
6.15	Transportation pumps of Contractors properly:	X
Move in
	Move out	X
6.16	Materials for “boxing in” rig and derrick
6.17	Special strings of drill pipe and drill collars as
Airfollows:Drill Pipe

6.18	Kelly joints, sobs, elevators, longs, slips and	X
6.19	Drill pipe protectors for Kelly joint and each joint of drill pipe running Inside of Surface Casing as required, for use with normal strings of drill pipe	X
6.20	Drill pipe protectors for Kelly joint and drill pipe running	X
6.21	Rate of penetration recording device	X
6.22	Extra labor for running and cementing casing	X
	(Casing crews)	X
6.23	Casing toots	X
6.24	Power easing longs	X
6.25	Laydown and pickup machine	X
6.26	Tubing tools …………………	X
6.27	Power tubing tong	X
6.28	Crew Boats. Number	X

6.29	Service Barge
6.30	Service Tug Boat
6.31	Rat Hole	X
6.32	Mouse Hole	N/A
6.33	Reserve Pits	X
6.34	Upper Kelly Cock		X
6.35	Lower Kelly Valve	X
6.36	Drill Pipe Safety Valve	X
6.37	Inside Blowout Presenter	X
6.38	Drilling hole for or driving for conductor pipe	X
6.30	Charges, cost of bonds for public roads	X
6.40	Portable Toilet	X
6.41	Trash Receptacle	X
6.42	Linear Malign Shale Shaker	X
6.43	Shale Shaker Screens	X
6.44	Mud Cleaner	X
6.45	Mud/Gas Separator	X
6.46	Desander	X
6.47	Desilter	X
6.48	Degasser	X
6.49	Centrifuge	X
6.50	Rotating Head	X
6.51	Rotating Head Rubbers	X
6.52	Hydraulic Adjustable Choke	X
6.53	Pit Volume Totalizer	X
6.54	Communication, type	X
6.55	Forklift. capacity	X
6.56	Corrosion Inhibitor for protecting drill string	X
6.57
6.50
6.59
6.69

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     EXHIBIT “B”

(See Subparagraph 9.3)

The following clauses, when required by law, are incorporated in the Contract by reference as if fully set out:

(1)	The Equal Opportunity Clause prescribed In 41 CFR 60-1.4.

(2)	The Affirmative Action Clause prescribed in 41 CFR 60-250.4 regarding veterans and veterans of the Vietnam era,

(3)	The Affirmative Action Clause for handicapped workers prescribed in 41 CFR 60-741.4.

(4)	The Certification of Compliance with Environmental Laws prescribed In 40 CFR 15.20,

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EXHIBIT “C”
(See Sub-paragraph 27.1)

1)

Operator agrees that Operator’s personnel as well as third party personnel shall be subject to ThermaSource's policies and regulations regarding safety, environmental and health protection a copy of which shall be provided to the Operator. This includes the full use of PPE and rules regarding drug and alcohol use. Operations may be suspended if no corrective action is taken and billed out to the Operator as dayrate. Prior suspending any operations the Contractor's management will contact the Operator's management to resolve the situation in an effort to forgo any suspension.

2)

Inspection of downhole tools and collars will be at the expense of the Operator at the end of the well and as specified by the Operator (every 200 hrs while drilling with air) when drilling with air or aerated fluid. Repairs and inspection, re-works and new joints cut including hardbanding of tool joints will be at the expense of the Operator. An additional charge for drill pipe usage during air or aerated fluid drilling is added to daily rig rental rate if Contractor's drill pipe is used.

3.)

Rental items and third party charges that are billed to ThermaSource will be provided to the Operator for approval. Prior to commencing work under this contract, Contractor shall provide Operator with an inventory of all consumable pump and engine parts or other drilling replacement equipment and materials that are attributed to excessive temperature (above 180°F) or excessive abrasive wear, due to Operator drilling conditions, may be billed back to the Operator, subject to Operator's approval.

4.)	Crew lodging and subsistence will be billed to Operator at actual cost (double occupancy for crew, single occupancy for tool pusher with a maximum cost of $600/day),

5.)	When running or pulling casing with the well flowing (Hot Liners), the bonus payment (double time) to the crews will be billed to the Operator.

6.)	Additional labor costs to Contractor to work on the following holidays will be charged to Operator: January 1, July 4, Labor Day, Thanksgiving and Christmas.

a. Holiday Labor rates are as follows

i. Tool Pusher = $202.11/hr

ii. Driller = $52.73/hr

iii.Derrickman = $47.34/hr

iv.Motorman = $45.63/hr

v. Floorman $45.63/hr

b. So the extra cost for labor on a holiday is $3,147.60/day.

7.)	The Operator will supply the drill pipe used for Air Drilling procedures,

8.)	The Operator will pay for the winterization of the rig. The rig insulation and covering will be supplied by the Contractor. The heater rental plus fuel for the unit will be billed directly back to the Operator at cost

9.)	A forklift, man lift and a combined accommodation and office trailer for the tool pusher will be provided for an additional charge of $300 to all daily rates. Operator shall be charged for any costs related to either mobilization or demobilization of the trailer.

10.)	An extra night tool pusher will be added at a daily fee of $1450 that will be invoiced to the Operator.

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EXHIBIT D
DRILL CONTRACT
THERMASOURCE AND NGP BLUE MOUNTAIN 1, LLC
(See subparagraph 27.5)

1. It is agreed that all disputed invoices and other disagreements concerning the respective obligations of the parties under the Contract shall be resolved in accordance with the rules of the American Arbitration Association, and that both parties will act in good faith and use their best efforts to appoint an arbitrator within 30 days after completion or termination of the work contemplated by the Contract. Each party shall bear its own attorney's fees and costs in connection resolving such disputes unless a specific award for costs is made in favour of one party under a decision of a duly appointed arbitrator or a court of competent jurisdiction.

2. Contractor agrees that it shall not have the right to file a lien against the property in connection with any disputed invoices, or any part thereof, described in section 5.2 of the Contract.

3. Operator shall not he responsible for any costs incurred by the Contractor under the terms of the Contract with any third party providers of materials or services (“Other Contractors”) unless such costs or services to be performed by Other Contractors have been authorized by the prior written consent of the Operator.

4. Contractor shall ensure that the drilling rig and all related equipment necessary to complete the work contemplated by the Contract is supplied in good working order, and shall conduct regular maintenance and repairs upon such equipment for wear and tear in accordance with reasonable industry practices.

5. Contractor shall provide duly qualified and/or trained personnel necessary to conduct the drilling operations contemplated by the Contract and shall ensure that all such personnel have received adequate instruction and/or completed training courses concerning safety programs and procedures.

6. Contractor holds a valid and current contractor's licence issued by the State of Nevada.

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Revised April, 2003

ThermaSource
Rig #101

Drilling Depth Rating:

6,000 feet with 4-1/2” DP
9,000 feet with 3-1/2” DP

Drawworks
OILWELL 52 T, double drum, mechanical Drawworks, with 2 engine compound, rated at 400 input HP. Powered by 2 x New Caterpillar C15 ACERT, EPA Tier 3 certified engine, rated at 475 HP @ 1800 RPM, complete with OWI C195-100 torque converters. Main drum is LEBUS grooved for 1-1/8” line. Compete with 2 x rebuilt air operated catheads, rebuilt 15”triple hydro-matic brake, new brake bands and rebuilt air compressor.

Mast
Lee C. Moore 127' x 15' Cantilever mast, completely recertified (Oct 2006). Maximum hook load with 8 lines 300,000 lbs. Mast includes API 4-F certification plate on leg. Crown block includes 4 x 30” sheaves grooved for 1-1/8” wire line & 1 x 36” fast line sheave. Racking board with fingers to rack 5” DP, new electric wiring & lighting.

Sub-Structure
Completely rebuilt 27.5' high x 36' long x 19' wide, with clear height under rotary beams of 24'. Rated maximum rotary load 300,000 simultaneously with 200,000 DP setback. Note Sub height can be reduced to 18.5' with 15 clear height by removing 9' pony sub.

Mud Pumps
2 x New EMSCO F-1000 triplex rated at 1000 HP, Chinese manufacture powered by 2 x New Caterpillar C27 ACERT, EPA Tier 2 certified engines rated at 950 HP @ 1800 RPM complete with National C245-64F torque converters. Pumps mounted on oilfield skids complete with pulsation dampeners, pressure gauge, pressure relief valves, and electric driven 5” x 6” mission centrifugal pre-charge pumps. Stand pipe & mud lines rated at 5000 psi.

Mud System
2 pits with 785 bbls total capacity. One suction pit with 405 bbls capacity 12' wide x 6' high x 50' long, complete with 2 x new 5” x 6” mission centrifugal pumps driven by 60 HP electric motors, mud hopper, mud agitators, gun lines, completely covered in grating with hand rails.
One Shaker pit with 380 this capacity, 11' x 6' high x 43' Completely cover in grating with hand rails.
Note: shakers and any required mud cleaning equipment to be third party rental. Rotary Table One new SJ-Petro 27-1/2 rotary table, Chinese manufacture, complete with master bushings & locks. Rotary table is chain driven from drawworks.

Traveling Blocks
One new Sentry YG 135 hook/block combination rated at 150 tons API with 4 x 36” sheaves grooved for 1-1/8” wire line. Chinese manufacture.

Drilling Line
One new 1-1/8” x 5000' EIPS 6 x 19 IWRC, USA manufacture.

Swivel
One model SL 170 rotary swivel rated at 187 tons API with quick change packing assembly. Chinese manufacture.

Kelly & Bushings
One new 5-1/4” x 40' Hex complete with square drive bushings & Hex rollers, with 6-

518” Reg LH box & 4-1/2” XH pin.

Air Winches
One new IR K6UL rated at 10,000 lbs complete with muffler. One New IR K5UL rated at 5,000 lbs complete with muffler.

Accumulator
One new Type-80 (Koomey style) 5 station 80 gallon accumulator, complete with one triplex & 2 x air operated pumps. US manufactured complete with all valves, gauges & annular regulator.

	(U.S. Daywork Contract-page “Exhibit C”-Page 3)	Form provided by
TSL Rig 101	Copyright 2003 international Association of Drilling	Forms On-A-Disk
Blue	Contractors	(214) 340 9429
Mountain		FormsOnADisk.com

Air Compressors
One new Sullivan - Palatek 30G rotary screw air compressor with 30 Hp electric motor & tank. One rebuilt 2 stage compound driven air compressor.

Generators
2 new Caterpillar 455 KW 480 volt AC generators mounted In completely new 8' x 40' Generator house complete with all control panels & plugs.

Water Tank
One 300 bbls capacity 8' high x 8' wide x 38' long with 1 - 4” x 5” centrifugal pump powered by 40 HP electric motor and 1 – 2” x 3” centrifugal pump powered by 20 HP electric motor.

Drillers Doq House
One new 10' x 31' complete with knowledge box, storage & benches. Electric heater & lighting panel provided.

Crew Change House
One Rebuilt 8' x 36' skid mounted with lockers, electric heater & lighting.

Tool House
One 8' x 31' Skid mounted tool house with integrated lube oil storage tanks with drip pan.

Cat Walk
New safety style catwalk & 2 sets pipe racks. Catwalk dimensions 6' wide x 50' long x 1.5' high with pipe racks to match.

Instrumentation
TOTCO type clip on weight indicator, Rotary torque indicator, Tong Line Indicator.

Tubulars
6000 feet of new 4-1/2” 16.6# Grade “G” drill pipe with
Geothermal hard banding
3000 feet 4-114” 22.82# Grade “X” drill pipe (API premium)
10 each 6-1/2” X 31' DC with 4-1/2 XH conns

	(U.S. Daywork Contract-page “Exhibit C”-Page 4)	Form provided by
TSL Rig 101	Copyright 2003 international Association of Drilling	Forms On-A-Disk
Blue	Contractors	(214) 340 9429
Mountain		FormsOnADisk.com